Republic Airways Holdings Inc. and Delta Air Lines, Inc. reach comprehensive agreement on a long-term commercial relationship
The new relationship with Delta represents a significant step towards Republic’s successful reorganization.

INDIANAPOLIS - (BUSINESS WIRE) - (MAR 24) - Republic Airways Holdings Inc. announced today that it has reached agreement with Delta Air Lines, Inc. to holistically restructure the parties’ codeshare relationship. The motion filed today in the United States Bankruptcy Court for the Southern District of New York is a significant first step towards achieving the goals established at the outset of this case, and upon approval by the court, will deliver immediate improvements in profitability and cash flow for Republic.

“Today’s announcement is a key milestone in restoring an important relationship for both Republic and Delta. The comprehensive deal we have reached today secures Delta as a long-term strategic partner, provides significant benefits to our airline, and will preserve schedule integrity and a high quality of service for Delta’s customers,” said Republic CEO Bryan Bedford.

“This enhanced partnership agreement with Republic means together we’ll be better positioned to offer Delta customers with the reliable, consistent product they expect,” said Erik Snell, Delta Vice President-Delta Connection.

The motion will be heard before the Honorable Sean H. Lane on April 14, 2016. The amended agreements provide substantial and interrelated operational and economic benefits, including a consensual wind-down of the Single Class Agreement (50 seat aircraft), the full settlement of the litigation between Delta and Republic, the return of full flying of all thirty (30) E170s and E175s subject to, and an increase in reimbursement rates under, its Dual Class Agreement (EJET), compensation for certain slot lease agreements, and modifications to the parties’ Ground Handling Agreement. Additionally, Delta has agreed to enter into a Debtor-In-Possession (DIP) Credit Agreement that will provide $75 million in liquidity to Republic in support of its restructuring plan. The new agreements will become effective upon issuance of the approval order by the court.

Zirinsky Law Partners PLLC and Hughes Hubbard & Reed LLP are serving as Republic’s legal advisors in the restructuring. Seabury Securities LLC is serving as Republic’s financial advisor. Davis Polk & Wardwell LLP is serving as Delta’s legal advisor and PJT Partners is serving as Delta’s financial advisor.

About Republic Airways

Republic Airways Holdings Inc., based in Indianapolis, is an airline holding company that owns Republic Airline and Shuttle America Corporation, collectively called “the airlines.” The airlines offer approximately 1,000 flights daily to 105 cities in 38 states, Canada, the Caribbean, and the Bahamas through Republic’s fixed-fee codeshare agreements under our major airline partner brands of American Eagle, Delta Connection and United Express. The airlines currently employ about 6,000 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.

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Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Republic Airways Holdings' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the summary of risk factors contained in our earnings release.